UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:                                                                                                           Hartford Funds NextShares Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

5 Radnor Corporate Center

Suite 300

100 Matsonford Road

Radnor, PA 19087

Telephone Number:                                    610-386-1844

Name and Address of Agent for Service of Process:

Alice A. Pellegrino, Esq.

c/o Hartford Funds

5 Radnor Corporate Center

Suite 300

100 Matsonford Road

Radnor, PA 19087

Copy to:

John V. O’Hanlon, Esquire

Dechert LLP

One International Place, 40th Floor

100 Oliver Street

Boston, Massachusetts 02110-2605

Check appropriate box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:   YES ☒    NO ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in Radnor, Pennsylvania on the 30th day of November, 2016.

Hartford Funds NextShares Trust

By:	/s/ James E. Davey
James E. Davey
Trustee

Attest:	/s/ Alice A. Pellegrino
Alice A. Pellegrino
Secretary